CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated May 22, 2014, with respect to the financial statements of Wells Fargo Advantage Intrinsic Small Cap Value Fund, Wells Fargo Advantage Small Cap Opportunities Fund, Wells Fargo Advantage Small Cap Value Fund, Wells Fargo Advantage Small/Mid Cap Value Fund, Wells Fargo Advantage Special Small Cap Value Fund, and Wells Fargo Advantage Traditional Small Cap Growth Fund (collectively referred to as the Wells Fargo Advantage Small to Mid Cap Stock Funds), six of the funds comprising the Wells Fargo Funds Trust, as of March 31, 2014, incorporated herein by reference and to the reference to our firm under the captions “Financial Highlights” in the Prospectuses and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

July 24, 2014